Exhibit 10.3

SUSQUEHANNA BANCSHARES, INC.

2013 OMNIBUS EQUITY COMPENSATION PLAN

PERFORMANCE STOCK UNIT SUMMARY OF GRANT

Susquehanna Bancshares, Inc., a Pennsylvania corporation (the “Company”), pursuant to its 2013 Omnibus Equity Compensation Plan (the “Plan”), hereby grants to the individual listed below (the “Participant”), this Performance Stock Unit grant representing the target number of Performance Stock units set forth below (the “Performance Stock Units”) that may become earned and vested by the Participant based on the level of achievement of the Performance Goals.  The actual number of Performance Stock Units earned and vested will be based on the actual performance level achieved with respect to the Performance Goals set forth on Schedule A.  The Performance Stock Units are subject in all respects to the terms and conditions set forth herein, in the Performance Stock Unit Grant Agreement attached hereto as Exhibit A (the “Performance Stock Unit Grant Agreement”) and the Plan, each of which is incorporated herein by reference and made part hereof.  Unless otherwise defined herein, capitalized terms used in this Performance Stock Unit Summary of Grant (the “Summary of Grant”) and the Performance Stock Unit Grant Agreement will have the meanings set forth in the Plan.

Participant:                                           [__]

Date of Grant:                                      [__]

Target Award:                                      [__] Performance Stock Units

Performance Period:                           As set forth on Schedule A, either the three year period beginning on [__] and ending on [__] or each one year period beginning on January 1 and ending on December 31 for calendar year [__], respectively (each, a “Performance Period”).

Performance Goals:                            The performance goals are based on the performance measures set forth on Schedule A.

Vesting Schedule:                                Except as set forth herein, the Performance Stock Units will become earned and vested based on the performance level achieved with respect to the Performance Goals and the Participant continuing to be employed by, or provide service to, the Employer through the last day of the applicable Performance Period (the “Vesting Date”).

                                                                The number of Performance Stock Units set forth above is equal to the target number of shares of Company Stock that the Participant will earn and become vested in for 100% achievement of the Performance Goals (referred to as the “Target Award”).  The actual number of shares of Company Stock that the Participant will become earned and vested in with respect to the Performance Stock Units may be greater or less than the Target Award, or even zero, and will be based on the performance level achieved by the Company with respect to the Perforance Goals, as set forth on Schedule A.  Performance level is measured based on the threshold, target and stretch performance levels set forth on Schedule A.  If actual performance is between performance levels, the number of Performance Stock Units earned and vested will be interpolated on a straight line basis for pro-rata achievement of the Performance Goals, rounded down to the nearest whole number; provided that failure to achieve the threshold performance level with respect to a Performance Goal will result in no Performance Stock Units being earned and vested with respect to that Performance Goal.  For the Performance Stock Units that may become earned and vested to the 1-year Company Profit Trigger (set forth on Schedule A), the performance level will only be measured based on target level performance and no Performance Stock Units will be earned or vested if target level performance is not achieved for calendar year [__], as applicable.

Vesting Upon Death, Disability

Or Certain Termination Events:       In the event the Participant ceases to be employed by, or provide service to, the Employer (as defined in the Plan), on account of (i) the Participant’s death, (ii) the Participant’s Disability, [(iii) involuntary termination by the Employer without Cause (as defined in the [Plan] [written Employment Agreement between the Company and the Participant]), or (iv) a resignation by the Participant due to Adverse Change (as defined in the written Employment between the Company and the Participant)] the Participant will earn and vest in a pro-rata portion of the Performance Stock Units, based on the actual performance results for the Performance Period, prorated for the portion of the Performance Period during which the Participant was employed by, or providing services to the Employer.

Vesting Upon Early or Normal

Retirement:                                           In the event the Participant ceases to be employed by, or provide service to, the Employer due to the Participant’s Early or Normal Retirement (as defined by the Company’s Cash Balance Pension Plan), the Performance Stock Units will become earned and vested based on the actual performance level achieved with respect to the Performance Goals set forth on Schedule A of the Summary Grant and the Performance Stock Units will be issued in accordance with the Issuance Schedule.

Vesting Upon Change of Control:    In the event a Change of Control occurs while the Participant is employed by, or providing service to, the Employer, the Performance Period will end on the date of the Change of Control and the Performance Stock Units will become earned and vested based on the greater of (i) the Company’s actual performance level achieved with respect to the Performance Goals as of the Change of Control dated, or (ii) the target performance level as to each Performance Goal, such that 100% of the Target Award is earned and vested as of the date of the Change of Control.

Issuance Schedule:                             The Participant will receive a distribution with respect to the Performance Stock Units earned and vested pursuant to this Performance Stock Unit Grant Agreement, if any, within sixty (60) days following the date the Performance Stock Units become earned and vested in accordance with Section 2 of the Performance Stock Unit Grant Agreement (the “Payment Date”); provided, however, that such distribution will be made no later than March 15 of the fiscal year following the end of the Performance Period. Distribution will be made with respect to the Performance Stock Units on the Payment Date in shares of Company Stock, with each Performance Stock Unit earned and vested equivalent to one share of Company Stock.  In no event will any fractional shares be issued.  Except as set forth herein, the Participant mist be employed by the Company on the Vesting Date in order to earn and vest in the Performance Stock Units, unless the Committee determines otherwise.

            Participant Acceptance:

By signing the acknowledgement below, the Participant agrees to be bound by the terms and conditions of the Plan, the Performance Stock Unit Grant Agreement and this Summary of Grant and accepts the Performance Stock Units following the date of the Company’s notification to the Participant of the grant of the Performance Stock Units (the “Notification Date”).  The Participant accepts as binding, conclusive and final all decisions or interpretations of the Committee (as defined in the Plan) upon any questions arising under the Plan, this Summary of Grant or the Performance Stock Unit Grant Agreement.

The Participant acknowledges delivery of the Plan and the Plan prospectus together this with this Summary of Grant and the Performance Stock Unit Grant Agreement.  Additional copies of the Plan and the Plan prospectus are available at the intranet site at [_] or by contacting the Company’s Human Resources Department at [_].

                                                                                    Agreed and accepted:

                                                                                    Participant

Date

SCHEDULE A

PERFORMANCE GOALS

EXHIBIT A

SUSQUEHANNA BANCSHARES, INC.

PERFORMANCE STOCK UNIT GRANT AGREEMENT

(Pursuant to the 2013 Omnibus Equity Compensation Plan)

               This Performance Stock Unit Grant Agreement (this “Agreement”) is delivered by Susquehanna Bancshares, Inc., a Pennsylvania corporation (the “Company”), pursuant to the Summary of Grant delivered with this Agreement to the individual named in the Summary of Grant (the “Participant”).  The Summary of Grant, which specifies the Participant, the date as of which the grant is made (the “Date of Grant”), the vesting schedule and other specific details of the grant is incorporated herein by reference.

1.                  Grant of Performance Stock Units.

                        (a)        Upon the terms and conditions set forth in this Agreement and in the Company’s 2013 Omnibus Equity Compensation Plan (the “Plan”), the Company hereby grants to the Participant the number of performance stock units set forth in the Summary of Grant (the “Performance Stock Units”). The Participant hereby acknowledges the receipt of a copy of the official prospectus for the Plan. Copies of the Plan and the official Plan prospectus are available on the Company’s intranet site at [_] or by contacting the Company’s Human Resources Department at [_].  Each Performance Stock Unit will entitle the Participant to receive, at such time as is determined in accordance with the provisions of this Agreement, one fully paid, non-assessable share of common stock of the Company (the “Company Stock”).  This Agreement is granted pursuant to the Plan and is subject in its entirety to all applicable provisions of the Plan.  Capitalized terms used herein and not otherwise defined will have the meanings set forth in the Plan.  The Participant agrees to be bound by all of the terms and conditions of the Plan.

                        (b)        The Committee may, at any time prior to the final determination of whether the Performance Goals have been attained, change the Performance Goals to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature.

2.                  Vesting of Performance Stock Units.

                        (a)        The Performance Stock Units will become earned and vested based on the actual performance level achieved with respect to the Performance Goals set forth on Schedule A to the Summary of

Grant and the Participant continuing to be employed by, or provide service to, the Employer through the Vesting Date (as defined in the Summary of Grant).

                        (b)        The Committee will, as soon as practicable following the last day of the Performance Period, certify (i) the extent, if any, to which, each of the Performance Goals has been achieved with respect to the Performance Period and (ii) the number of shares of Company Stock, if any, which, the Participant will be entitled to receive with respect to this Agreement.  Such certification will be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.  In the event that the Committee makes a final determination that the Performance Goals have not been achieved, the Participant will have no further rights to receive shares of Company Stock hereunder.

                        (c)        Except as set forth in the Summary of Grant, if the Participant ceases to be employed by, or provide service to, the Employer for any reason prior to the Vesting Date, the Participant will forfeit all rights to receive shares of Company Stock hereunder and the Participant will not have any rights with respect to any portion of the shares of Company Stock that have not yet become vested as of the date the Participant ceases to be employed by, or provide service to, the Employer, irrespective of the level of achievement of the Performance Goals.

3.                  Issuance of Company Stock.  One share of Company Stock will be issued to the Participant for each earned and vested Performance Stock Unit in accordance with the Issuance Schedule set forth in the Summary of Grant. Any Performance Stock Units not earned and vested will be forfeited.  In no event will any fractional shares of Company Stock be issued.  Accordingly, the total number of shares of Company Stock to be issued pursuant to this Agreement will, to the extent necessary, be rounded down to the next whole share of Company Stock in order to avoid the issuance of a fractional share.

4.                  Tax Consequences.

(a)        The Participant acknowledges that the Company has not advised the Participant regarding the Participant’s income tax liability in connection with the grant or vesting of the Performance Stock Units and the delivery of shares of Company Stock in connection therewith.  The Participant has reviewed with the Participant’s own tax advisors the federal, state, and local and tax consequences of the grant and vesting of the Performance Stock Units and the delivery of shares of Company Stock in connection therewith as contemplated by this Agreement.  The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  The Participant understands that the Participant (and not the Company) will be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

(b)        Unless the Committee provides otherwise, the number of shares of Company Stock issued to the Participant with respect to the Performance Stock Units will be reduced by a number of shares of Company Stock sufficient to satisfy the amount of any federal, state or local income and employment taxes associated with the issuance of shares of Company Stock.  Notwithstanding the foregoing, the Employer may require that the Participant receiving any distribution or payment hereunder pay to the Employer the amount of any federal, state or local income and employment taxes that the Employer is required to withhold with respect to such payment, or the Employer may deduct from other compensation paid by the Employer the amount of any federal, state or local income and employment taxes due with respect to the Performance Stock Units.  In no event will the amount of withholding exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

5.                  Rights of Participant.

                        (a)        Prior to the issuance, if any, of shares of Company Stock to the Participant with respect to earned and vested Performance Stock Units pursuant to the Issuance Schedule set forth in the Summary of Grant, the Participant will not have any rights of a shareholder of the Company on account of the Performance Stock Units.

                        (b)        Notwithstanding the foregoing, if any dividend or other distribution, whether regular or extraordinary and whether payable in cash, securities or other property (other than shares of Company Stock), is declared and paid on the outstanding Company Stock prior to the issuance of shares of shares of Company Stock with respect to the earned and vested Performance Stock Units pursuant to the Issuance Schedule (i.e., those shares are not otherwise issued and outstanding for purposes of entitlement to the dividend or distribution), then a special book account will be established for the Participant and credited with a phantom dividend equal to the actual dividend or distribution which would have been paid on the Performance Stock Units subject to this Agreement had shares been issued with respect to such Performance Stock Units and been outstanding and entitled to that dividend or distribution.  The phantom dividend equivalents so credited will vest at the same time as the Performance Stock Units to which they relate and will be distributed to the Participant (in the same form the actual dividend or distribution was paid to the holders of the Company Stock entitled to that dividend or distribution or in such other form as the Committee deems appropriate) concurrently with the issuance of shares of Company with respect to the earned and vested Performance Stock Units pursuant the Issuance Schedule set forth in the Summary of Grant.

6.                  Restrictions on Issuance of Company Stock.  The obligation of the Company to deliver shares of Company Stock to the Participant with respect to earned and vested Performance Stock Units will be subject to the condition that if at any time the Committee will determine in its discretion that the listing, registration or qualification of the shares of Company Stock upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of shares of Company Stock, the shares of Company Stock may not be issued in whole or in part unless such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Committee.

7.                  Recoupment Policy.  The Participant agrees that the Participant will be subject to any compensation, clawback and recoupment policies that may be applicable to the Participant as an employee of the Company, as in effect from time to time and as approved by the Board of Directors, the Committee or a duly authorized committee thereof, whether or not approved before or after the Date of Grant.

8.                  Successors and Assigns.  Except to the extent otherwise provided in this Agreement, the provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns.  During the period prior to the certification of the Performance Goals and prior to the Payment Date, the right to receive shares of Company Stock may not be assigned, transferred, pledged or otherwise disposed of by the Participant, except as permitted under the Plan or by the Committee.  Any attempt to assign, transfer, pledge or otherwise dispose of the right to receive shares of Company Stock contrary to the provisions the Summary of Grant, this Agreement and the Plan, and the levy of any execution, attachment or similar process upon the right to receive the shares, will be null, void and without effect.

9.                  Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the Performance Stock Units granted hereby and may not be changed orally but only by an instrument in writing signed by the party against whom enforcement of any change, modification or extension is sought.

10.              Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects will be interpreted in accordance with the Plan.  This grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law.  The Committee will have the authority to interpret and construe this grant pursuant to the terms of the Plan, and its decisions will be conclusive as to any questions arising hereunder.

11.              No Employment or Other Rights.  This Agreement will not confer upon the Participant any right to be retained in the employment of the Company and will not interfere in any way with the right of the Company to terminate the Participant’s employment at any time.  The right of the Company to terminate at will the Participant’s employment at any time for any reason is specifically reserved.

12.              Notice.  Any notice to the Company provided for in this instrument will be addressed to the Company in care of the Corporate Secretary and Counsel at the Company’s corporate headquarters, and any notice to the Participant will be addressed to such Participant at the current address shown on the payroll records of the Company, or to such other address as the Participant may designate to the Company in writing.  Any notice will be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

13.              Applicable Law.  The validity, construction, interpretation and effect of this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

14.              Application of Section 409A of the Code.  This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will in all respects be administered in accordance with section 409A of the Code. The issuance of Company Stock pursuant this Agreement is intended to be subject to a “substantial risk of forfeiture” under section 409A of the Code, and issued within the “short term deferral” exception under such statute following the lapse of the applicable forfeiture condition.  Notwithstanding any provision in this Agreement to the contrary, if the Participant is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments otherwise payable under this Agreement to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the payment until five (5) days after the end of the six-month period following the original payment date.  If the Participant dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code will be paid to the personal representative of the Participant’s estate within sixty (60) days after the date of the Participant’s death.  The determination of who is a specified employee, including the number and identity of persons considered specified employees and the identification date, will be made by the Board of Directors or its delegate in accordance with the provisions of sections 416(i) and 409A of the Code.  In no event will the Participant, directly or indirectly, designate the calendar year of distribution.  This Agreement may be amended without the consent of the Participant in any respect deemed by the Committee or its delegate to be necessary in order to preserve compliance with section 409A of the Code.